EXHIBIT 99.1

For further information contact:
David B. Ramaker, CEO
Chemical Financial Corp
989-839-5269

For Immediate Release

Chemical Financial Corporation Names Terence F. Moore Lead Independent
Director; William C. Collins Joins Company as Executive Vice President and
General Counsel

Midland, MI., April 20, 2011 --- Chemical Financial Corporation's board of directors announced during the Company's April 18th Annual Meeting of Shareholders that Terence F. Moore, president and chief executive officer of the Great Lakes Bay Region Alliance, was named lead independent director. He succeeds Gary E. Anderson, retired chairman, president and chief executive officer of Dow Corning Corporation, who will remain a member of the Company's Board. The new roles are effective April 20, 2011.

Chemical Financial Corporation also announced that William C. Collins will join the Company as executive vice president, general counsel, and corporate secretary effective May 16, 2011. Mr. Collins had been managing partner at the law firm of Currie Kendall PLC, Midland, MI.

Mr. Moore has served as a director of Chemical Financial Corporation since January, 1998 and currently serves as chairman of the audit committee, and is a member of the compensation and pension committee and the corporate governance and nominating committee. He has served as a director of Chemical Bank, the Company's wholly-owned subsidiary, since 1991. Currently he is president & chief executive officer of the Great Lakes Bay Regional Alliance, which coordinates the efforts of the Midland, Bay and Saginaw counties chambers of commerce, economic development companies and area businesses to enhance the region's economic competitiveness in attracting and retaining businesses and an outstanding work force. Mr. Moore was president and chief executive officer of MidMichigan Health, a health care organization operating in central and northern Michigan, from 1982 until his retirement in June 2008. Prior to that, he served as president and chief executive officer of MidMichigan Medical Center, Midland, MidMichigan Health's largest subsidiary. Mr. Moore received both his bachelor of science and MBA degrees from Central Michigan University, Mt. Pleasant, and his master's degree in hospital administration from Washington University School of Medicine, St. Louis, MO. He has authored, co-authored or co-edited nine books on the subjects of health care administration, leadership and management. Mr. Moore has received numerous honors throughout his career including the "Leader of the Year" award from the Michigan Health and Hospital Association for hospital management and governance excellence as well as honorary doctorates from Central Michigan University and Northwood University.

"Terry will do an outstanding job for our shareholders as lead independent director. His leadership skills, dedication and intimate knowledge of Chemical Bank make him an excellent choice to assure adherence to strong corporate governance principles," said David B. Ramaker, Chairman, Chief Executive Officer and President, Chemical Financial Corporation.

Mr. Collins has been with the law firm of Currie Kendall PLC since 1979. He was named a partner in 1983 and managing partner in 2005. His practice areas have included business law, with an emphasis on financial institutions, real estate, intellectual property and employment law among others. Mr. Collins received his bachelor of arts from the University of Michigan, Ann Arbor; his master of arts from the University of Toronto, Toronto, Canada; and his juris doctor from the University of Michigan Law School, Ann Arbor. Active in several charitable and civic endeavors, Mr. Collins currently serves as vice chair, Midland Center for the Arts; is a member of the Strosacker Endowment Committee, United Way of Midland County; a member of the finance committee of MidMichigan Health; a member of the board of directors, Oxazogen, Inc,; and a member of the board of directors, Central Michigan Mental Health Facilities Board. Professionally, he serves on the legal officers committee, President's Council of State University, which he chaired from 2008 to 2010; a member of the Michigan State Bar

Association; and a member of the National Association of College and University Attorneys.

"We are delighted that Bill has joined our Company, serving as our first in-house general counsel, He is very familiar with our Company, having served as outside counsel as well as being a member of our Chemical Bank-Midland community board of directors since 2007. His in depth knowledge of the financial services industry, coupled with his management experience and proven legal expertise, will enable the Company and its shareholders to benefit from his counsel," said David B. Ramaker.

Chemical Financial Corporation is the second-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At March 31, 2011, the Company had total assets of $5.3 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market. More information about the Company is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

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